  EXHIBIT 99.1

SOBRsafe Announces Pricing of $10 Million Public Offering and Uplisting to the Nasdaq Capital Market

GREENWOOD VILLAGE, Colo., May 13, 2022 /PRNewswire/ -- SOBR Safe, Inc. (OTC: SOBR) (SOBRsafe™ or the Company), providers of innovative solutions for alcohol policy management, today announced the pricing of its underwritten public offering of 2,352,942 units at a price to the public of $4.25 per unit, for aggregate gross proceeds of $10 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each unit consists of one share of common stock, par value $0.00001 per share, and two warrants, each warrant exercisable for one share of common stock. The common stock and warrants are immediately separable from the Units and will be issued separately. The warrants are exercisable immediately, expire five years from the date of issuance and have an exercise price of $4.25.

In addition, the Company has granted Aegis Capital Corp. (“Aegis”) a 45-day option to purchase additional shares of common stock and/or warrants equal up to 15% of the number of shares and warrants, respectively, sold in the offering solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one unit. If Aegis exercises the option to purchase only such warrants, additional proceeds will be nominal. If Aegis exercises the option in full for common stock and warrants, the total gross proceeds of the offering including the overallotment are expected to be approximately $11.5 million before deducting underwriting discounts and commissions and offering expenses. The offering is expected to close on or about May 18, 2022, subject to customary closing conditions.

The Company also announced that, in connection with the offering, its common stock has been approved for listing on the Nasdaq Capital Market and will begin trading on the Nasdaq Capital Market under the symbol "SOBR” on May 16, 2022.

Aegis Capital Corp. is acting as lead book-running manager for the offering.

A registration statement on Form S-1 (No. 333-262665) relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission (the "SEC") on May 13, 2022. The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, on the SEC's website, www.sec.gov, or by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th Floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SOBRsafe™

The annual cost of alcohol abuse in the U.S. is $249 billion. Nearly half of all industrial accidents with injuries are alcohol-related, and 1-in-10 U.S. commercial drivers test positive for alcohol (the highest rate worldwide). In response, SOBRsafe™ has developed a proprietary, touch-based identity verification, alcohol detection and cloud-based reporting system. The technology is transferable across innumerable form factors, including stationary access control, personal wearables and for telematics integration.  A preventative solution in a historically reactive industry, it is being deployed for commercial fleets and workplaces; other intended applications include managed care and young drivers. This patent-pending alcohol detection solution helps prevent an intoxicated worker from taking the factory floor, or a driver the vehicle keys. An offender is immediately flagged, and the employer (or parent, rehab sponsor, etc.) is empowered to take the appropriate action. At SOBRsafe, we are creating a culture of prevention.

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. SOBR Safe, Inc., (NASDAQ:SOBR) (the “Company,” “SOBRsafe,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the performance of our alcohol detection technology and devices, potential manufacturing and supply issues related to the production of our devices, our ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to effectively compete in a competitive industry, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.